Exhibit 99.2

13215 Bee Cave Parkway, Suite B-300, Austin, TX 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

News Release

Summit Hotel Properties Announces Agreements

to Acquire Four Hotels for $164 Million

Austin, Texas, November 13, 2017 --- Summit Hotel Properties, Inc. (NYSE: INN) (“Summit” or the “Company”) today announced that it has entered into definitive agreements to acquire four hotels totaling 652 guestrooms for an aggregate purchase price of $164 million, or approximately $252,000 per key. The portfolio includes the 207-guestroom Courtyard New Haven at Yale, the 148-guestroom Hilton Garden Inn Boston/Waltham, the 175-guestroom Residence Inn Cleveland Downtown, and the 122-guestroom Homewood Suites by Hilton Tucson/St. Philip’s Plaza University. The aggregate purchase price represents a 12.1x multiple on the hotels’ combined trailing twelve-month EBITDA as of September 2017, and the portfolio achieved RevPAR of $124 during that same period.

“We are thrilled with the opportunity to acquire this portfolio of four exceptionally well-located hotels where we see considerable long-term value. All four hotels are located in strong markets, three of which are new for Summit and further enhance our geographic diversification. The properties are clear market leaders as the portfolio achieved an average RevPAR index of 122.3 for the twelve-month period ended September 2017,” said Daniel P. Hansen, the Company’s Chairman, President and Chief Executive Officer. “The off-market transaction will bring our year-to-date acquisition activity to nearly $600 million as we continue to grow our portfolio with a prudent capital allocation strategy focused on acquiring premium-branded upscale hotels with efficient operating models while maintaining a geographically diversified portfolio,” commented Mr. Hansen.

The Company estimates a capitalization rate, including planned capital expenditures, of 7.8% based on management’s current estimate of the hotel’s net operating income in 2018. In conjunction with the anticipated acquisitions, Summit will enter into new franchise agreements with the respective franchisors for the hotels and expects to spend approximately $7.0 to $9.0 million in capital improvements over the next two years.

The closing of the transactions is subject to the satisfaction of certain customary closing conditions and is expected to occur before the end of November 2017.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the upscale segment of the lodging industry. As of November 13, 2017, the Company’s portfolio consisted of 79 hotels with a total of 11,590 guestrooms located in 24 states.

For additional information, please visit the Company’s website, www.shpreit.com and follow the Company on Twitter at @SummitHotel_INN.

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Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties

(512) 538-2325

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would,” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: the anticipated closing date of the acquisitions; projections of the acquisitions’ net operating income and capital expenditures for 2018; and descriptions of the Company’s plans to enter into franchise agreements and make capital improvements with respect the acquisitions. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update information contained in this press release, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules and regulations. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles(“GAAP”), and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has not provided a reconciliation of the trailing twelve month EBITDA to net income, the most comparable GAAP measure, for the prospective acquisitions, because the information required to prepare the reconciliation, such as depreciation and amortization expense, is not available from the seller. The EBITDA and net operating income information provided in this press release was obtained from the seller during the due diligence process and has not been adjusted by us or audited or reviewed by the Company’s independent auditors.

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